Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (April 29, 2015) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $8,336,000, or $0.36 per diluted share, for the three months ended March 31, 2015. For the three months ended March 31, 2014 the Company reported earnings of $7,365,000, or $0.45 per diluted share. Diluted shares outstanding were 22,949,902 and 16,322,295 for the three months ended March 31, 2015 and 2014, respectively.

On October 3, 2014, TriCo completed its acquisition of North Valley Bancorp. North Valley Bancorp was headquartered in Redding, California, and was the parent of North Valley Bank that had approximately $935 million in assets and 22 commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California. In connection with the acquisition, North Valley Bank was merged into Tri Counties Bank. Beginning on October 4, 2014, the effect of revenue and expenses from the operations of North Valley Bancorp, and 6,575,550 shares of TriCo Bancshares common shares issued in consideration of the merger are included in the results of the Company.

On October 25, 2014, North Valley Bank’s electronic customer service and other data processing systems were converted into Tri Counties Bank’s systems. Between January 7, 2015 and January 21, 2015, four Tri Counties Bank branches and four former North Valley Bank branches were consolidated into other Tri Counties Bank or other former North Valley Bank branches.

Included in the results of the Company for the three months ended March 31, 2015 and 2014 were $586,000 and $225,000, respectively, of nonrecurring noninterest expenses related to the merger with North Valley Bancorp of which $0 and $109,000, respectively, were not deductible for income tax purposes. Excluding these nonrecurring merger related expenses, but including the revenue and other expenses from the operations of North Valley Bancorp from January 1, 2015 to March 31, 2015, diluted earnings per share for the three months ended March 31, 2015 and 2014 would have been $0.38 and $0.46, respectively, on earnings of $8,676,000 and $7,541,000, respectively.

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

	As of March 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$3,895,860	$2,755,184	$1,140,676	41.4%
Total loans	2,320,883	1,687,052	$633,831	37.6%
Total investments	1,044,564	450,955	$593,609	131.6%
Total deposits	$3,349,488	$2,411,120	$938,368	38.9%

Included in the changes in the Company’s assets and deposits from March 31, 2014 to March 31, 2015 is the effect of those assets and deposits acquired as part of the North Valley Bancorp acquisition on October 3, 2014. The following table discloses the fair value of consideration transferred, the total identifiable net assets acquired and the resulting goodwill related to the North Valley Bancorp acquisition:

North Valley Bancorp
(in thousands)	October 3, 2014
Fair value of consideration transferred
Fair value of shares issued	$151,303
Cash consideration	7

Total fair value of consideration transferred	151,310

Asset acquired:
Cash and cash equivalents	141,142
Securities available for sale	17,288
Securities held to maturity	189,950
Restricted equity securities	8,279
Loans	499,327
Foreclosed assets	695
Premises and equipment	11,936
Cash value of life insurance	38,075
Core deposit intangible	6,614
Other assets	18,540

Total assets acquired	932,116

Liabilities assumed:
Deposits	801,956
Other liabilities	10,104
Junior subordinated debt	14,987

Total liabilities assumed	827,047

Total net assets acquired	105,069

Goodwill recognized	$46,241

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended
	March 31,
(dollars and shares in thousands)	2015	2014	$ Change	% Change
Net Interest Income	$36,343	$26,072	$10,271	39.4%
Benefit from
(provision for) loan losses	(197)	1,355	(1,552)
Noninterest income	10,180	8,295	1,885	22.7%
Noninterest expense	(32,282)	(23,317)	(8,965)	38.4%
Provision for income taxes	(5,708)	(5,040)	(668)	13.3%

Net income	$8,336	$7,365	$971	13.2%

Average common shares	22,727	16,137	6,590	40.8%
Average diluted common shares	22,950	16,331	6,619	40.5%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$2,283,622	$31,165	5.46%	$2,253,025	$30,736	5.46%	$1,671,231	$23,738	5.68%
Investments – taxable	906,366	6,135	2.71%	763,131	5,197	2.72%	390,230	2,976	3.05%
Investments – nontaxable	21,512	258	4.80%	18,506	219	4.73%	17,618	218	4.95%
Cash at Federal Reserve and other banks	345,603	264	0.31%	477,958	337	0.28%	473,833	309	0.26%

Total earning assets	3,557,103	37,822	4.25%	3,512,620	36,489	4.16%	2,552,912	27,241	4.27%

Other assets, net	335,373			293,429			184,852

Total assets	$3,892,476			$3,806,049			$2,737,764

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$792,204	125	0.06%	$767,103	137	0.07%	$546,998	121	0.09%
Savings deposits	1,156,710	357	0.12%	1,140,817	360	0.13%	840,221	257	0.12%
Time deposits	353,616	417	0.47%	360,788	455	0.50%	280,968	404	0.58%
Other borrowings	9,614	1	0.04%	10,536	2	0.08%	6,461	1	0.06%
Trust preferred securities	56,296	482	3.42%	53,750	483	3.59%	41,238	304	2.95%

Total interest-bearing liabilities	2,368,440	1,382	0.23%	2,332,994	1,437	0.25%	1,715,886	1,087	0.25%

Noninterest-bearing deposits	1,047,840			1,007,762			731,731
Other liabilities	51,495			41,791			35,262
Shareholders’ equity	424,701			423,502			254,885

Total liabilities and shareholders’ equity	$3,892,476			$3,806,049			$2,737,764

Net interest rate spread			4.02%			3.91%			4.02%
Net interest income/net interest margin (FTE)		36,440	4.10%		35,052	3.99%		26,154	4.10%

FTE adjustment		(97)			(82)			(82)

Net interest income (not FTE)		$36,343			$34,970			$26,072

Net interest income (FTE) during the first quarter of 2015 increased $10,286,000 (39.3%) from the same period in 2014 to $36,440,000. The increase in net interest income (FTE) was due primarily to a $612,391,000 (36.6%) increase in the average balance of loans to $2,283,622,000, and a $520,030,000 (127.5%) increase in the average balance of investments to $927,878,000 that were partially offset by a 22 basis point decrease in the average yield on loans from 5.68% during the three months ended March 31, 2014 to 5.46% during the three months ended March 31, 2015, and a 38 basis point decrease in the average yield on investments from 3.13% during the three months ended March 31, 2014 to 2.76% during the three months ended March 31, 2015. The $612,391,000 increase in average loan balances from the year ago quarter was primarily due to the addition of $499,327,000 of loans through the acquisition of North Valley Bancorp on October 4, 2014. The $520,030,000 increase in average investment balances from the year-ago quarter was primarily due to the use of cash at the Federal Reserve and other banks to purchase investments and the addition of $212,616,000 of investments through the acquisition of North Valley Bancorp on October 4, 2014. The decrease in average loan yields is due primarily to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The decrease in average investment yields is due primarily to declines in market yields on new investments compared to yields on existing investments. The increases in average loan and investment balances added $8,696,000 and $3,984,000, respectively, to net interest income (FTE) while the decreases in average loan and investment yields reduced net interest income (FTE) by $1,269,000 and $777,000, respectively, compared to the year-ago quarter.

Loans acquired through purchase or acquisition of other banks are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company recorded a provision for loan losses of $197,000 during the three months ended March 31, 2015 compared to a $1,421,000 benefit from reversal of provision for loan losses during the three months ended March 31, 2014. The increase in provision for loan losses from the year-ago period was primarily due to $38 million of net loan growth during the three months ended March 31, 2015.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended
	March 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Service charges on deposit accounts	$3,600	$2,690	$910	33.8%
ATM fees and interchange	3,002	2,013	989	49.1%
Other service fees	714	520	194	37.3%
Mortgage banking service fees	534	420	114	27.1%
Change in value of mortgage servicing rights	(506)	(181)	(325)	179.6%

Total service charges and fees	7,344	5,462	1,882	34.5%

Gain on sale of loans	622	464	158	34.1%
Commission on NDIP	965	771	194	25.2%
Increase in cash value of life insurance	675	397	278	70.0%
Change in indemnification asset	(65)	(412)	347	(84.2%)
Gain on sale of foreclosed assets	311	1,227	(916)	(74.7%)
Other noninterest income	328	386	(58)	(15.0%)

Total other noninterest income	2,836	2,833	3	0.1%

Total noninterest income	$10,180	$8,295	$1,885	22.7%

Noninterest income increased $1,885,000 (22.7%) to $10,180,000 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The increase in noninterest income was due primarily to an increase in service charges on deposit accounts of $910,000 (33.8%) to $3,600,000, and an increase in ATM fees and interchange revenue of 989,000 (49.1%) to $3,002,000. These increases, and the increases in other categories of noninterest income noted in the table above, are primarily the result of the acquisition of North Valley Bancorp on October 4, 2014. Partially offsetting these increases were decreases of $325,000 and $916,000 in change in value of mortgage servicing rights and gain on sale of foreclosed assets, respectively, to $(506,000) and $311,000, respectively. The decrease in change in value of mortgage servicing rights is primarily due to a larger increase in estimated prepayment speeds of serviced loans during the three months ended March 31, 2015 than the three months ended March 31, 2014. An increase in prepayment speeds of serviced loans results in reduced expected servicing cash flows, and thus, a lower value of such servicing rights. The decrease in gain on sale foreclosed assets is due to decreased foreclosed asset sales during the three months ended March 31, 2015 compared to the year-ago period.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended
	March 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Salaries	$11,744	$8,866	$2,878	32.5%
Commissions and incentives	1,596	1,123	473	42.1%
Employee benefits	4,760	3,314	1,446	43.6%

Total salaries and benefits expense	18,100	13,303	4,797	36.1%

Occupancy	2,417	1,962	455	23.2%
Equipment	1,414	1,036	378	36.5%
Change in reserve for unfunded commitments	(130)	(185)	55	(29.7%)
Data processing and software	1,952	1,178	774	65.7%
Telecommunications	886	580	306	52.8%
ATM network charges	770	643	127	19.8%
Professional fees	1,119	614	505	82.2%
Advertising and marketing	808	342	466	136.3%
Postage	312	227	85	37.4%
Courier service	248	234	14	6.0%
Intangible amortization	289	52	237	455.8%
Operational losses	124	177	(53)	(29.9%)
Provision for foreclosed asset losses	67	36	31	86.1%
Foreclosed asset expense	98	158	(60)	(38.0%)
Assessments	651	521	130	25.0%
Merger related expense	586	225	361	160.4%
Other	2,571	2,214	357	16.1%

Total other noninterest expense	14,182	10,014	4,168	41.6%

Total noninterest expense	$32,282	$23,317	$8,965	38.4%

Average full time equivalent employees	966	732	234	32.0%
Merger expense:
Data processing and software	108	—
Professional fees	120	225
Other	358	—

Total merger expense	$586	$225

Salary and benefit expenses increased $4,797,000 (36.1%) to $18,100,000 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. Base salaries, incentive compensation and benefits & other compensation expense increased $2,878,000 (32.5%), 473,000 (42.1%), and 1,446,000 (43.6%), respectively, to $11,744,000, $1,596,000 and $4,760,000, respectively, during the three months ended March 31, 2015. The increases in these categories of salary and benefits expense are primarily due to the Company’s acquisition of North Valley Bancorp on October 4, 2014. The average number of full-time equivalent staff increased 234 (32.0%) from 732 during the three months ended March 31, 2014 to 966 for the three months ended March 31, 2015.

Other noninterest expense increased $4,168,000 (38.4%) to $14,182,000 during the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The increase in other noninterest expense was primarily due to the Company’s acquisition of North Valley Bancorp on October 4, 2014. Nonrecurring merger expenses related to the North Valley Bancorp acquisition totaling $586,000 are included in noninterest expense for the three months ended March 31, 2015. These nonrecurring merger related expenses include $108,000 of data processing expense, $120,000 of professional fees, and $358,000 of lease contract resolution, leasehold improvement write-off and facility restoration, and moving expenses related to the consolidation of four former North Valley Bank and four Tri Counties Bank branches during the three months ended March 31, 2015, six of which were leased. As of March 31, 2015, the Company had substantially completed all of its previously planned facility consolidations related to the North Valley Bancorp acquisition. The annualized run rate of noninterest expense for the three months ended March 31, 2015, excluding the nonrecurring merger expenses noted above, is within 4% of management’s goal for noninterest expense in 2015 for the combined company following the North Valley acquisition. Following a thorough analysis of profitability and market opportunity, the bank has identified five additional branches for closure. Two of those branches are former North Valley Bank branches. The bank expects that all five branches will close by September 30, 2015.

Richard Smith, President and CEO of the Company commented, “We continue to make progress integrating the banking operations of Tri Counties Bank and North Valley Bank. With the data systems conversion behind us, we are now seeing our commercial lending teams from North Valley Bank increasing lending activity in our newly acquired markets. The North Valley commercial teams played a significant role in contributing to our commercial loan growth in the quarter.”

Smith added, “While we continue to see improved lending opportunities in our markets, we remain focused upon improvements in bank efficiency efforts as a result of our combination with North Valley Bank.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, the Company’s ability to effectively integrate the business of North Valley Bancorp, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2014. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES – CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Statement of Income Data
Interest income	$37,725	$36,407	$29,131	$28,418	$27,159
Interest expense	1,382	1,437	1,082	1,075	1,087
Net interest income	36,343	34,970	28,049	27,343	26,072
Provision for (benefit from) loan losses	197	(1,421)	(2,977)	1,708	(1,355)
Noninterest income:
Service charges and fees	7,344	7,165	6,090	5,519	5,462
Other income	2,836	2,590	2,499	2,358	2,833
Total noninterest income	10,180	9,755	8,589	7,877	8,295
Noninterest expense:
Base salaries net of deferred loan origination costs	11,744	12,402	9,066	9,008	8,866
Incentive compensation expense	1,596	1,475	1,265	1,205	1,123
Employee benefits and other compensation expense	4,760	3,678	3,038	3,104	3,314
Total salaries and benefits expense	18,100	17,555	13,369	13,317	13,303
Other noninterest expense	14,182	19,011	12,011	11,799	10,014
Total noninterest expense	32,282	36,566	25,380	25,116	23,317
Income before taxes	14,044	9,580	14,235	8,396	12,405
Net income	$8,336	$5,650	$8,234	$4,859	$7,365
Share Data
Basic earnings per share	$0.37	$0.25	$0.51	$0.30	$0.46
Diluted earnings per share	$0.36	$0.25	$0.50	$0.30	$0.45
Book value per common share	$18.68	$18.42	$16.57	$16.17	$15.94
Tangible book value per common share	$15.59	$15.39	$15.56	$15.16	$14.93
Shares outstanding	22,740,503	22,714,964	16,139,414	16,133,414	16,120,297
Weighted average shares	22,727,038	22,500,544	16,136,675	16,128,550	16,096,569
Weighted average diluted shares	22,949,902	22,726,795	16,330,746	16,310,463	16,322,295
Credit Quality
Nonperforming originated loans	$34,576	$32,529	$33,849	$37,164	$44,334
Total nonperforming loans	49,217	47,954	40,643	44,200	51,968
Foreclosed assets, net of allowance	5,892	4,894	5,096	5,785	3,215
Loans charged-off	1,235	419	345	1,028	766
Loans recovered	$508	$505	$1,274	$967	$2,197
Selected Financial Ratios
Return on average total assets	0.86%	0.59%	1.19%	0.71%	1.08%
Return on average equity	7.85%	5.34%	12.39%	7.45%	11.56%
Average yield on loans	5.46%	5.46%	5.70%	5.70%	5.68%
Average yield on interest-earning assets	4.25%	4.16%	4.56%	4.45%	4.27%
Average rate on interest-bearing liabilities	0.23%	0.25%	0.25%	0.25%	0.25%
Net interest margin (fully tax-equivalent)	4.10%	3.99%	4.39%	4.28%	4.10%
Supplemental Loan Interest Income Data:
Discount accretion PCI – cash basis loans	$172	$107	$290	$69	$203
Discount accretion PCI – other loans	1,274	919	822	811	984
Discount accretion PNCI loans	1,348	827	402	624	379
All other loan interest income	$28,371	28,883	23,466	22,929	22,172
Total loan interest income	$31,165	$30,736	$24,980	$24,433	$23,738

TRICO BANCSHARES – CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
Balance Sheet Data	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Cash and due from banks	$281,228	$610,728	$369,679	$344,383	$502,251
Securities, available for sale	225,126	83,205	84,962	91,514	97,269
Securities, held to maturity	802,482	676,426	443,509	422,502	344,523
Restricted equity securities	16,956	16,956	11,582	11,582	9,163
Loans held for sale	5,413	3,579	2,724	1,671	1,119
Loans:
Commercial loans	177,540	174,945	135,085	137,341	119,418
Consumer loans	410,727	417,084	373,620	377,143	381,786
Real estate mortgage loans	1,646,863	1,615,359	1,214,153	1,167,856	1,126,298
Real estate construction loans	85,753	75,136	43,013	56,246	59,550
Total loans, gross	2,320,883	2,282,524	1,765,871	1,738,586	1,687,052
Allowance for loan losses	(36,055)	(36,585)	(37,920)	(39,968)	(38,322)
Foreclosed assets	5,892	4,894	5,096	5,785	3,215
Premises and equipment	42,846	43,493	32,181	31,880	32,004
Cash value of life insurance	93,012	92,337	53,596	53,106	52,706
Goodwill	63,462	63,462	15,519	15,519	15,519
Other intangible assets	6,762	7,051	726	779	831
Mortgage servicing rights	7,057	7,378	5,985	5,909	6,107
Accrued interest receivable	9,794	9,275	6,862	7,008	6,690
Other assets	51,002	51,735	34,571	34,225	35,057
Total assets	3,895,860	3,916,458	2,794,943	2,724,481	2,755,184
Deposits:
Noninterest-bearing demand deposits	1,034,012	1,083,900	762,452	720,743	728,492
Interest-bearing demand deposits	795,471	782,385	553,053	547,110	554,296
Savings deposits	1,172,257	1,156,126	872,432	854,127	856,811
Time certificates	347,748	358,012	249,419	263,216	271,521
Total deposits	3,349,488	3,380,423	2,437,356	2,385,196	2,411,120
Accrued interest payable	852	978	753	849	865
Reserve for unfunded commitments	2,015	2,145	2,220	2,045	2,230
Other liabilities	53,256	49,192	33,331	28,135	36,035
Other borrowings	9,096	9,276	12,665	6,075	6,719
Junior subordinated debt	56,320	56,272	41,238	41,238	41,238
Total liabilities	3,471,027	3,498,286	2,527,563	2,463,538	2,498,207
Total shareholders’ equity	424,833	418,172	267,380	260,943	256,977
Accumulated other comprehensive gain (loss)	(2,083)	(2,203)	1,796	2,188	1,802
Average loans	2,283,622	2,253,025	1,752,026	1,714,061	1,671,231
Average interest-earning assets	3,557,103	3,512,620	2,561,398	2,559,296	2,552,912
Average total assets	3,892,476	3,806,049	2,771,972	2,737,634	2,737,764
Average deposits	3,350,370	3,276,470	2,424,968	2,395,146	2,399,918
Average total equity	$424,701	$423,502	$265,848	$260,817	$254,885
Total risk based capital ratio	15.2%	15.6%	14.8%	14.6%	14.8%
Tier 1 capital ratio	14.0%	14.4%	13.5%	13.4%	13.6%
Tier 1 common equity ratio	12.1%	n/a	n/a	n/a	n/a
Tier 1 leverage ratio	10.7%	10.8%	10.5%	10.4%	10.2%
Tangible capital ratio	9.3%	9.1%	9.0%	9.0%	8.8%